Exhibit 99.1

Sorrento Therapeutics Completes Acquisition of Concortis Biosystems

Transaction Provides Sorrento with Comprehensive Antibody Drug Conjugate Technology Platform

San Diego, CA – December 19, 2013 — Sorrento Therapeutics, Inc. (NASDAQ: SRNE; Sorrento) announced today that it has completed its acquisition of Concortis Biosystems, Corp., providing Sorrento with a comprehensive technology platform to create a new generation of homogenous antibody drug conjugates (ADCs) with site-specific toxin conjugation and consistent drug-antibody ratios. With the close of the deal, Sorrento has issued an aggregate of 1,331,978 shares of its common stock to the Concortis shareholders. Based on the closing share price on December 18, 2013, the transaction is valued at $11.3 million.

With the acquisition, Sorrento adds Concortis’ proprietary cytotoxic payloads as well as C-lock® and K-lock® conjugation technologies that allow for site-specific toxin conjugation to the antibody. These new technologies may improve the overall stability and potency of the ADC. First-generation conjugation technologies lead to inconsistent drug-antibody ratios, which result in a heterogeneous mixture of ADCs. This variability has been a constraining factor in unlocking the full therapeutic potential for current-generation ADCs.

The ADC technology complements Sorrento’s existing development programs, particularly its G-MAB® antibody library. The G-MAB library contains a vast and diverse array of fully functional monoclonal antibodies, including antibodies that hit the historically difficult to target G-protein-coupled receptors (GPCRs). In 2015, Sorrento expects to begin clinical testing of its monoclonal antibody targeting PD-L1 as well as its ADC targeting VEGFR2.

“While our near term clinical opportunity exists in a bioequivalence trial of Cynviloq™ beginning in 2014, this ADC technology acquired from Concortis will help maximize the potential of our G-MAB library and fuel our R&D pipeline over the long-term,” said Henry Ji, Ph.D., President and CEO of Sorrento. “The successes of first-generation ADCs have paved a path for new conjugation technologies. Our ownership of each of the key components of an ADC – the antibody, conjugation chemistry, linkers, and toxins – gives us a distinct and unique advantage in the field.”

About Sorrento Therapeutics, Inc.

Sorrento Therapeutics is an oncology company developing a deep pipeline of new product candidates for the treatment of cancer and associated pain. Sorrento is advancing Cynviloq, a next-generation paclitaxel, into a Phase 3 clinical trial via the abbreviated 505(b)(2) pathway. Sorrento is also developing Resiniferatoxin (RTX), a non-opiate TRPV1 agonist currently in a Phase 1/2 study at the National Institutes of Health to treat terminal cancer patients suffering from intractable pain. The company has also developed a diverse library of fully functional monoclonal antibodies, complemented by a comprehensive ADC platform comprised of wholly owned conjugation chemistry, linkers and toxic payloads. Sorrento’s multi-pronged approach to combating cancer with small molecules, antibodies, and ADCs provides optionality in addressing the complexity of cancer.

Forward-Looking Statements

This press release contains forward-looking statements under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995 and subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include statements about the potential for products to be successfully developed using the Concortis technologies; the synergies and prospects for a combined enterprise going forward, including the retention of key personnel; and the clinical development and commercial potential of conjugated antibodies that may be developed based on the acquired technologies; the potential for claims from third parties regarding the use of the antibody-drug conjugates and related technology that may be developed from the merger; the costs and expenses associated with the merger and additional clinical development programs from successful product development efforts; and other matters that are described in Sorrento’s Annual Report on Form 10-K for the year ended December 31, 2012, and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, including the risk factors set forth in those filings. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and we undertake no obligation to update any forward-looking statement in this press release except as required by law.

More information is available at www.sorrentotherapeutics.com.

Contact(s):

Mr. George Uy

Chief Commercial Officer

Sorrento Therapeutics, Inc.

guy@sorrentotherapeutics.com

T: + 1 (858) 210-3702

Ian Stone

Account Director

Canale Communications

ian@canalecomm.com

T: + 1 (619) 849-5388